Exhibit 99.1

BG Medicine Appoints Dr. Paul Sohmer as Chief Executive Officer

WALTHAM, Mass., May 9, 2013 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a diagnostics company focused on the development and commercialization of novel cardiovascular tests, today announced that it has appointed Paul Sohmer, M.D., as its President & Chief Executive Officer and a member of its Board of Directors, effective immediately. Dr. Sohmer, who brings more than 25 years of experience leading the growth of commercial-stage companies focused on diagnostics, laboratory services, and medical devices, replaces Eric Bouvier as CEO.

“Paul Sohmer has a strong track record of building commercially successful diagnostic companies and we are excited to have him lead BG Medicine at this critical time,” said Stephane Bancel, Executive Chairman of BG Medicine. “With two innovative diagnostic tests that aim to meet important needs in cardiovascular care and a sharpened focus on execution, we believe the pieces are in place to accelerate our commercial growth and deliver strong results for our shareholders.”

Dr. Sohmer has led multiple high-growth companies in the areas of in vitro diagnostics and hospital-based and esoteric reference laboratory services. He served most recently as president and CEO of Viracor-IBT Laboratories, Inc., a diagnostic and research laboratory specializing in allergy, immunology and infectious disease testing. Previously, Sohmer was CEO of Orthocon, Inc., a developer, manufacturer and marketer of implantable medical products; and before that, served as interim CEO of Cylex, Inc. and CEO of Pathway Diagnostics Ltd. He was president and CEO of publicly traded Neuromedical Systems, Inc., before its acquisition by TriPath Imaging, Inc., and was TriPath’s chairman, president and CEO before its acquisition by Becton, Dickinson and Company. Earlier in his career, Dr. Sohmer served as president and CEO of Genetrix, Inc., a genetic testing lab that was acquired by Genzyme Corporation. Dr. Sohmer holds a B.A. from Northwestern University and an M.D. from the Chicago Medical School.

“I am thrilled to be asked to lead BG Medicine, which is poised to bring major improvements to the quality and delivery of cardiovascular care through its innovative diagnostic tests for heart failure, and for the prediction of major cardiovascular events,” Dr. Sohmer said. “The clinical case for widespread galectin-3 testing in heart failure continues to grow stronger; especially given the role it can play as part of a comprehensive strategy to reduce unplanned hospital readmissions for heart failure patients. CardioSCORE, which is now available in the EU, is expected to play an important role in identifying patients at high risk of a near-term cardiovascular events. Our challenge now is to unlock the clinical and commercial potential of the company’s innovative diagnostic tests. Going forward we will work to enhance and leverage our assets to create a commercial engine that will allow us to grow and drive our margin.”

Separately today, BG Medicine released its quarterly results for the first quarter of 2013 and is conducting a conference call at 8:30 am ET regarding the earnings and commercial progress of the company. For more information, please see the company’s earnings release which will issue May 9, 2013, which also contains conference call and web cast information.

“The Board would like to thank Eric Bouvier for his leadership and for the role he played in helping to transform the company from an R&D-focused organization to a commercial one,” Bancel said. “We are in a great position to execute on the opportunities ahead of us, and we look forward to working with Paul and the team to drive the long-term success of the business.”

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular tests to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company has two products: the BGM Galectin-3® test for use in patients with chronic heart failure is available in the United States and Europe; and the CardioSCORE™ test for the risk prediction of major cardiovascular events is expected to be launched in Europe in the first half of 2013. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352

CONTACT: Chuck Abdalian, EVP & Chief Financial Officer, (781) 434-0210